Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Orion Energy Systems, Inc.

Manitowoc, WI

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated June 10, 2022, relating to the consolidated financial statements of Orion Energy Systems, Inc., and the effectiveness of internal control over financial reporting of Orion Energy Systems, Inc. appearing in Orion Energy Systems, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Milwaukee, WI

March 1, 2023